Exhibit (b)(2)

Privileged & Confidential

Execution Version

HPS INVESTMENT PARTNERS, LLC

40 W 57th Street

New York, New York 10019

July 12, 2020

Daylight Beta Intermediate Corp.

c/o Madison Dearborn Partners, LLC

70 W. Madison St., Suite 4600

Chicago, IL 60602

Attention: Michael Dolce

Project Dawn

Preferred Stock

Commitment Letter

Ladies and Gentlemen:

Daylight Beta Intermediate Corp., a Delaware corporation (the “Issuer” or “you”), a newly created entity formed at the direction of Madison Dearborn Partners, LLC (together with its affiliates and associated funds, collectively, the “Sponsor”) has advised HPS Investment Partners, LLC (“HPS” and, together with its affiliates and any funds, entities, investors or accounts that are managed, sponsored, administered or advised by HPS, collectively, the “Commitment Parties,” “us” or “we”), that you intend to acquire, directly or indirectly, a 100% ownership interest in the Company (as defined in Exhibit A hereto) and consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them on the exhibits attached hereto (such exhibits, together with this letter, collectively, the “Commitment Letter”).

I.	Commitments

In connection with the Transactions, HPS (the “Purchaser”) is pleased to advise you of its commitment to purchase in cash in immediately available funds, and hereby agrees to purchase, 100% of the shares of the Series A preferred stock (the “Preferred Stock”) to be issued by the Issuer (as defined in Exhibit B) in the aggregate initial liquidation preference of $87.5 million, upon the terms expressly set forth in this Commitment Letter (including, without limitation, in the Summary of Principal Terms and Conditions attached hereto as Exhibit B), subject solely to the Exclusive Funding Conditions (as defined below).

II.	Information

You hereby represent and warrant (with respect to Information (as defined below) relating to the Company and its subsidiaries and their businesses, to your knowledge) that (a) all written information, other than any projections (such projections, including financial estimates, budgets and forecasts, the “Projections”), pro forma information, forward looking statements and

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information of a general economic or industry-specific nature (including as disclosed in Company reports publicly filed prior to the Closing Date, including any “Risk Factors” or “Forward Looking Statement” sections), concerning you, the Company, your and its respective subsidiaries, the Acquisition and the other transactions contemplated hereby (the “Information”), that has been or will be made available to us by you or your representatives in connection with the transactions contemplated hereby, taken as a whole and as supplemented, does not contain (or, in the case of Information furnished after the date hereof, will not contain), as of the time it was (or hereafter is) furnished, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, as supplemented and updated as provided below and (b) the Projections that have been or will be made available to us by or on behalf of you in connection with the transaction contemplated hereby have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being recognized by the Commitment Parties that (i) such Projections are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond your control and (ii) no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such Projections may differ from the projected results, and such differences may be material). You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be (with respect to Information relating to the Company and its subsidiaries and their businesses, to your knowledge) incorrect in any material respect if the Information or Projections were being furnished and such representations and warranties were being made at such time, then you will (and will use commercially reasonable efforts to cause the Company to) promptly supplement the Information and the Projections so that (with respect to Information relating to the Company and its subsidiaries and businesses, to your knowledge) such representations are correct, in all material respects, under those circumstances. Neither the making nor the accuracy of the foregoing representations and warranties, whether or not cured, shall be a condition to the obligations of the Commitment Parties. You understand that we may use and rely on the Information and the Projections without independent verification thereof, and we do not assume responsibility for the accuracy or completeness of the Information or the Projections.

III.	[Reserved]

IV.	Conditions

The commitments of the Commitment Parties hereunder are subject solely to the satisfaction (or waiver) of the Exclusive Funding Conditions, and upon the satisfaction (or waiver by the Commitment Parties) of the Exclusive Funding Conditions and the issuance of the Preferred Stock, the funding and purchase by HPS of the Preferred Stock shall occur.

Notwithstanding anything in this Commitment Letter, the closing letter dated the date hereof (the “Closing Letter”), the Preferred Equity Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the only representations the making and accuracy of which shall be a condition to the obligation of the Commitment Parties to purchase the Preferred Stock on the Closing Date shall be (i) such of the representations made by or with respect to the Company in the Acquisition

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Agreement as are material to the interests of the Commitment Parties, but only to the extent that you or your applicable affiliates have the right (determined without regard to any notice provisions but taking into account any applicable cure provisions) to terminate your (or their) obligations under the Acquisition Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement (the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below) (the representations described in clauses (i) and (ii) being the “Closing Date Representations”) and (b) the terms of the Preferred Equity Documentation shall be in a form such that they do not impair the funding and purchase of the Preferred Stock by the Commitment Parties on the Closing Date if the Exclusive Funding Conditions are satisfied (or waived by the Commitment Parties).

“Specified Representations” means the representations in the purchase agreement with respect to the Preferred Equity Documentation relating to corporate or other organizational existence, organizational power and authority of the Issuer (as they relate to due authorization, execution, delivery and performance of the Preferred Equity Documentation and the valid issuance of the Preferred Stock); due authorization, execution, delivery and enforceability, in each case, relating to the entering into and performance of such Preferred Equity Documentation by the Issuer; capitalization of the Issuer; the Preferred Stock being fully paid and non-assessable and not issued in violation of any federal or state securities laws, preemptive or similar right, solvency as of the Closing Date (after giving effect to the Transactions) of the Issuer and its subsidiaries on a consolidated basis (determined in a manner consistent with the solvency certificate attached hereto as Annex 1 to Exhibit C); no violations or conflicts with organizational documents (as related to the execution and delivery of the Preferred Equity Documentation) of the Issuer; the Investment Company Act; use of proceeds of the Preferred Stock not violating OFAC or FCPA; the status of the Preferred Stock as senior in payment priority and liquidation preference to all other equity securities of the Issuer.

Notwithstanding anything in this Commitment Letter, the Preferred Equity Documentation or any other letter agreement or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (a) the commitments of the Commitment Parties hereunder are subject only to the conditions set forth in this Section IV and in Exhibit C hereto (collectively, the “Exclusive Funding Conditions”), (b) the only conditions (express or implied) to the obligation of the Commitment Parties to purchase the Preferred Stock on the Closing Date are the Exclusive Funding Conditions and (c) to the extent the Closing Date Representations with respect to the Company and its subsidiaries are qualified or subject to “material adverse effect”, the definition thereof shall be “Company Material Adverse Effect” as defined in the Acquisition Agreement as in effect on the date hereof or as modified in accordance with paragraph 3 of Exhibit C (“Company Material Adverse Effect”) for purposes of any representations and warranties made or to be made on or as of the Closing Date. This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision.” The Commitment Parties will cooperate with you as reasonably requested in coordinating the timing and procedures for the issuance and purchase of the Preferred Stock in a manner consistent with the Acquisition Agreement on the Closing Date.

V.	Indemnification and Expenses

You agree (a) to indemnify and hold harmless each Commitment Party, its controlled affiliates (other than Excluded Affiliates) and controlling persons and the respective directors,

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officers, employees, members, partners, shareholders, attorneys, accountants, advisors, agents and other representatives of each of the foregoing and their respective successors (excluding any Excluded Affiliate, each, an “indemnified person”) from and against any and all actual losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Closing Letter, the Transactions or the use of proceeds of the Preferred Stock or any claim, litigation, investigation or proceeding (a “Proceeding”) relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, whether or not such Proceedings are brought by you, the Company, your or its equity holders, affiliates, creditors or any other person, and to reimburse each indemnified person within thirty (30) days of written demand (together with reasonable backup documentation) for any reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing (but limited, in the case of legal fees and expenses, to one counsel to such indemnified persons (taken as a whole) and, if reasonably necessary, one local counsel in any relevant material jurisdiction to such indemnified persons (taken as a whole) and, in the case of an actual or perceived conflict of interest, one additional counsel to the affected indemnified persons (taken as a whole), in each case excluding allocated costs of in-house counsel); provided that, the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from (i) the willful misconduct, bad faith, fraud or gross negligence of such indemnified person (or its controlled affiliates and controlling persons and their respective directors, officers, employees, members, partners, shareholders, attorneys, accountants, advisors, agents and other representatives (other than Excluded Affiliates)), (ii) the material breach of the Commitment Letter or Closing Letter by any indemnified person (or its controlled affiliates and controlling persons and their respective directors, officers, employees, members, partners, shareholders, attorneys, accountants, advisors, agents and other representatives (other than Excluded Affiliates)) (in the case of each of preceding clause (i) and this clause (ii), as determined by a court of competent jurisdiction in a final non-appealable judgment), (iii) any disputes solely among indemnified persons (other than claims arising out of any act or omission of you, your subsidiaries or the Company or any of your or its respective subsidiaries) and (iv) any Commitment Party in its capacity as a direct or indirect common equity holder of the Issuer and (b) if the Closing Date occurs, to reimburse the Commitment Parties and their affiliates (other than any Excluded Affiliate) for all reasonable and documented out-of-pocket expenses (including, but not limited to, due diligence expenses, travel expenses, and (limited to) reasonable fees, charges and disbursements of one primary counsel to the Commitment Parties in their capacity as such (which, for the avoidance of doubt, shall not include any fees, charges or disbursements of counsel while acting for any Sale Advisory Person (as defined below)) and, if reasonably necessary, one local counsel in any relevant material jurisdiction incurred in connection with the Preferred Stock and any related documentation (including this Commitment Letter, the Closing Letter and the Preferred Equity Documentation) or the administration, amendment, modification or waiver of any of the foregoing) within thirty (30) days of written demand (including documentation reasonably supporting such request) (other than with respect to such fees and expenses paid on the Closing Date for which written demand including documentation reasonably supporting such request is provided at least three (3) business days prior to the Closing Date); provided that, such fees and expenses (i) in the case of legal counsel, shall be limited to the reasonable fees and expenses of counsel described in this clause (b) which, in any event, shall exclude allocated costs of in-house counsel and (ii) in the case of any other advisors and consultants, shall be limited solely to advisors

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and consultants approved by you. No person a party hereto nor the Sponsor, the Company or any indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, including, without limitation, SyndTrak, IntraLinks, the internet, email or similar electronic transmission systems, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith, fraud or willful misconduct of, or material breach of this Commitment Letter or the Closing Letter by, such person (or its controlled affiliates and controlling persons and their respective directors, officers, employees, agents and other representative (other than Excluded Affiliates)); provided that nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein in respect of any such damages incurred or paid by an indemnified person to a third party unaffiliated with the Commitment Parties. None of the indemnified persons or you, the Sponsor, the Company or any of your or their respective affiliates or the respective directors, officers, employees, members, shareholders, attorneys, accountants, partners, advisors and agents of the foregoing shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Closing Letter, the Preferred Stock or the transactions contemplated hereby; provided that, nothing contained in this sentence shall limit your indemnification and reimbursement obligations to the extent expressly set forth herein in respect of any losses, claims, damages, liabilities and expenses incurred or paid by an indemnified person to a third party unaffiliated with the Commitment Parties. Each indemnified person (by accepting the benefits hereof) agrees to refund and return any and all amounts paid by you to such indemnified person pursuant to the terms of this paragraph to the extent such indemnified person is not entitled to the payment thereof pursuant to the terms of this paragraph.

You shall not be liable for any settlement of any Proceeding (or expenses solely in respect of such settlement) effected without your consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with your written consent, or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each affected indemnified person to the extent and in the manner set forth above. You shall not, without the prior written consent of each affected indemnified person (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened Proceeding against such indemnified person in respect of which indemnity could have been sought hereunder by such indemnified person unless such settlement (a) includes an unconditional release of such indemnified person from all liability or claims that are the subject matter of such Proceeding, (b) includes customary confidentiality provisions and (c) does not include any statement as to any admission of fault, culpability or failure to act by or on behalf of any indemnified person.

In case any Proceeding is instituted involving any indemnified person for which indemnification is to be sought hereunder by such indemnified person, then such indemnified person will promptly notify you of the commencement of any Proceeding after such indemnified person has actual knowledge of the same; provided, however, that the failure so to notify you will not relieve you from any liability that you may have to such indemnified person pursuant to this Section 5.

Notwithstanding anything to the contrary contained herein, upon the execution of the Preferred Equity Documentation (a) the relevant provisions of the Preferred Equity Documentation

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shall supersede the provisions of the preceding paragraphs and (b) your obligation pursuant to this Commitment Letter to reimburse an indemnified person (or its related indemnified persons) for losses, claims, damages, liabilities, expenses, fees or any such indemnified obligations or any other expense reimbursement shall automatically terminate and be replaced in all respects by the relevant provisions set forth in the Preferred Equity Documentation and be applicable solely to the Issuer.

VI.	Sharing of Information, Absence of Fiduciary Relationship, Affiliate Activities

You acknowledge that the Commitment Parties (or their affiliates) are full service securities firms and we may from time to time (a) effect transactions, for our own or our affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of you, the Company or its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter or with which you, the Sponsor or the Company or its subsidiaries may have commercial or other relationships or adverse interests or (b) provide debt financing, equity capital, investment banking, financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling to other companies in respect of which you may have conflicting interests. In addition, consistent with each Commitment Party’s policy to hold in confidence the affairs of its customers, the Commitment Parties will not furnish information obtained from you, the Sponsor, the Company or your or their respective affiliates and representatives to any of their other clients (or to clients of its affiliates) or in connection with the performance by the Commitment Parties and their affiliates of services for its other clients (or for clients of their affiliates). You also acknowledge that the Commitment Parties and their affiliates have no obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies or other persons.

You further acknowledge and agree that (a) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (b) you have been advised that the Commitment Parties and their affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you or your affiliates, (c) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on any Commitment Party for such advice and (d) none of the Commitment Parties nor their affiliates have any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein or in any other express writing executed and delivered by such Commitment Party and you.

Please note that neither the Commitment Parties nor any of their respective affiliates provide tax, accounting or legal advice.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (b) we, on the one hand, and you, on the other hand, have an arms-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part, (c) in connection therewith and with the process leading to the

Privileged & Confidential

Transactions, the Commitment Parties and their affiliates (as the case may be) are acting solely as a principal and not as agents or fiduciaries of you, the Sponsor and their management, stockholders, creditors, affiliates or any other person, (d) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (e) you have consulted legal and financial advisors to the extent you deemed appropriate, (f) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (g) you will not claim that any Commitment Party (in its capacity as such) or its applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you or your affiliates, in connection with the transactions contemplated by this Commitment Letter or the process leading thereto.

VII.	Confidentiality

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Closing Letter nor any of its terms shall be disclosed to any other person, except (a) to the Sponsor and your and their respective officers, directors, employees, affiliates, members, partners, stockholders, actual and potential co-investors, attorneys, accountants, agents and advisors on a confidential basis, (b) to the Company and its officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors on a confidential basis; provided that (i) the amount of the purchase price of the Preferred Stock and Section 7 hereof will be redacted in a manner satisfactory to the Commitment Parties (and, after the Closing Date, may be disclosed in an unredacted version to the Company and its officers, directors, employees, attorneys, accountants, agents and advisors, in each case, on a confidential basis), unless in either case the Commitment Parties otherwise consent in writing (including via email) (such consent not to be unreasonably withheld, delayed or conditioned), (ii) on and after the Closing Date, may be used for customary accounting purposes including accounting for deferred accounting costs or (iii) may be used as part of projections, pro forma information and a generic disclosure of aggregate sources and uses), (c) in any legal, regulatory, judicial or administrative proceeding or as otherwise required by applicable law, rule or regulation or as requested by a governmental authority (including a self-regulatory authority) (in which case you agree, to the extent permitted by law, rule or regulation, to inform us promptly thereof), (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter, (e) the existence and contents of the Commitment Letter and the Closing Letter, and the Term Sheet may be disclosed in any proxy, public filing, prospectus, offering memorandum, offering circulation or other materials in connection with the Transactions, (f) the Term Sheet and Exhibit C hereto (but not the Closing Letter or the contents thereof) may be disclosed to actual and prospective lead arrangers and lenders under the Senior Credit Facilities (as defined in Exhibit A hereto) and to any rating agency in connection with the Transactions or in any public regulatory or securities exchange filing requirement relating to the Transactions; provided that the amount of the Transaction Costs and Section 7 hereof will be redacted in a manner satisfactory to the Commitment Parties, (g) to the extent any such information becomes publicly available other than by reason of disclosure by you, your controlled affiliates or your representatives in violation of this Commitment Letter, and (h) with any Commitment Party’s consent in writing (including via e-mail). The foregoing restrictions shall cease to apply after the Preferred Equity Documentation shall have been executed and delivered by the parties hereto (other than with respect to the Closing Letter).

Privileged & Confidential

The Commitment Parties shall treat confidentially all information received by them from you, the Company, the Sponsor or your or their respective affiliates and representatives in connection with the Acquisition and the other Transactions and only use such information for the purposes of providing the services contemplated by this Commitment Letter; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (a) in any legal, regulatory, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law, rule or regulations or as requested by a governmental authority (in which case such Commitment Party shall promptly notify you, in advance, to the extent permitted by law, rule or regulation (except with respect to any audit or examination conducted by bank accountants or regulatory authority exercising examination or regulatory authority)); (b) upon the request or demand of any governmental or regulatory authority having jurisdiction over a Commitment Party or any of its affiliates or upon the good faith determination by counsel that such information should be disclosed in light of ongoing oversight or review of such Commitment Party by any governmental or regulatory authority having jurisdiction over such Commitment Party or its affiliates (in which case such Commitment Party shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so); (c) to the officers, directors, employees, legal counsel, independent auditors, consultants, advisors, professionals, investors, lenders, financing sources and other experts or agents of the Commitment Parties (collectively, “Representatives”) (provided that, any such Representative is advised of its obligation to retain such information as confidential and agrees to keep information of this type confidential and the Commitment Parties shall remain responsible for such Representatives compliance with this provision); (d) to any of its affiliates (other than an Excluded Affiliate) and Representatives of its affiliates (other than an Excluded Affiliate) (provided that, any such affiliate or Representative is advised of its obligation to retain such information as confidential, and the Commitment Parties shall be responsible for the compliance of their affiliates and Representatives of their affiliates with this paragraph) solely in connection with the Preferred Stock and the related Transactions; (e) to the extent any such information becomes publicly available other than by reason of disclosure by the Commitment Parties, their affiliates or Representatives in breach of this Commitment Letter or other obligation of confidentiality owed to you, the Sponsor, the Company or your or their respective affiliates; (f) for purposes of establishing a “due diligence” defense; (g) to the extent that such information is received by such Commitment Party, its affiliates (other than an Excluded Affiliate) or their respective Representatives from a third party that is not known (after due inquiry) by such Commitment Party to be subject to confidentiality obligations to you, the Sponsor, the Company or your or their respective affiliates; (h) to the extent that such information is independently developed by such Commitment Party, its affiliates (other than an Excluded Affiliate) or their respective Representatives without the use of such information; and (i) to enforce their respective rights hereunder or under the Closing Letter; provided, however, that, no such disclosure shall be made by the Commitment Parties to (i) any of their affiliates that is engaged as principals primarily in private equity or venture capital or any of such affiliate’s officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (a “Private Equity Affiliate”) or (ii) any of their affiliates and/or any of their employees that are engaged directly or

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indirectly in a sale of the Company and its subsidiaries as buy-side or sell-side representative and acting in such capacity or any such affiliate’s officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents and acting in such capacity (a “Sale Advisory Person” and, together with the Private Equity Affiliates, in each case, other than a limited number of senior employees who are required, in accordance with industry regulations or the applicable Commitment Party’s internal policies and procedures to act in a supervisory capacity and the applicable Commitment Party’s internal legal, compliance, risk management, credit or investment committee members, the “Excluded Affiliates”) or (iii) any Disqualified Holders. The Commitment Parties’ obligations under this paragraph shall remain in effect until the earlier of (x) two years from the date hereof and (y) the date the Preferred Equity Documentation is effective, at which time our obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Preferred Equity Documentation upon the execution and delivery thereof.

VIII.	Miscellaneous

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (except: (i) by you to the ultimate Issuer or one or more of your affiliates that is a newly formed wholly-owned domestic “shell” company controlled, directly or indirectly, by the Sponsor to effect the consummation of the Acquisition and (ii) by us to our and our affiliates’ controlled funds, accounts and investment vehicles; provided, that notwithstanding such assignment, with respect to amounts to be purchased on the Closing Date, the commitments of the Commitment Parties to purchase the Preferred Stock on the terms and conditions set forth in this Commitment Letter will be reduced solely to the extent such affiliates’, controlled funds, accounts and investment vehicles purchase their Preferred Stock on the Closing Date) without the prior written consent of the other parties hereto (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and the indemnified persons (to the extent set forth in Section 5) and is not intended to and does not confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons to the extent expressly set forth herein. Each Commitment Party shall be liable solely in respect of its own commitment to purchase the Preferred Stock on a several, and not joint, basis. This Commitment Letter and the Closing Letter may not be amended or waived except by an instrument in writing signed by you and the Commitment Parties. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile or other electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into among us and you with respect to the Preferred Stock and sets forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to principles of conflicts of law, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction; provided that the governing law of the Acquisition Agreement shall govern in determining (i) the interpretation of a “Company Material Adverse Effect” and whether a “Company Material Adverse Effect” has occurred, (ii) the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you or your applicable

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affiliate have the right or would have the right (taking into account any applicable cure provisions) to terminate your or its obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement and (iii) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement (in each case, without regard to the principles of conflicts of laws thereof, to the extent that the same are not mandatorily applicable by statute and would require or permit the application of the law of another jurisdiction) (the matters referred to in this proviso, the “Acquisition Related Matters”). Each of the parties hereto agrees that this Commitment Letter and the Closing Letter is a binding and enforceable agreement with respect to the subject matter herein, including an agreement to negotiate in good faith the Preferred Equity Documentation by the parties hereto in a manner consistent with this Commitment Letter and the Documentation Principles, it being acknowledged and agreed that the purchase of the Preferred Stock by HPS is subject only to the Exclusive Funding Conditions, including the execution and delivery of the Preferred Equity Documentation as provided in this Commitment Letter. Reasonably promptly following the execution of this Commitment Letter, the parties hereto shall proceed with the negotiation in good faith of the Preferred Equity Documentation for the purpose of executing and delivering the Preferred Equity Documentation substantially simultaneously with the consummation of the Acquisition. Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

Each of the parties hereto irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in the City of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court from any thereof, over any suit, action or proceeding arising out of or relating to the Transactions or the other transactions contemplated hereby, this Commitment Letter or the Closing Letter or the performance of services hereunder or thereunder or for recognition or enforcement of any judgment and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York state or, to the extent permitted by law, in such federal court; provided, however, that the Commitment Parties shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be held over you or your property and (b) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to any of the parties hereto at the applicable addresses above shall be effective service of process for any suit, action or proceeding brought in any such court. You and we hereby irrevocably and unconditionally waive, to the fullest extent you and we may legally and effectively do so, any objection to the laying of venue of any such suit, action or proceeding brought in any court in accordance with clause (a) of the first sentence of this paragraph and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. YOU AND WE HEREBY IRREVOCABLY WAIVE (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) TRIAL BY JURY IN ANY SUIT, ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THE TRANSACTIONS, THIS COMMITMENT LETTER OR THE CLOSING LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

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The Commitment Parties hereby notify you that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (as amended, the “PATRIOT Act”), they are required to obtain, verify and record information that identifies the Issuer, which information includes names, addresses, tax identification numbers and other information that will allow the Commitment Parties to identify the Issuer in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for the Commitment Parties.

The indemnification, jurisdiction, waiver of jury trial, service of process, venue, governing law, sharing of information, no agency or fiduciary duty and confidentiality provisions contained herein and in the Closing Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that, your obligations under this Commitment Letter (but not the Closing Letter) (and other than your agreements in respect of no fiduciary or similar duties and your obligations in respect confidentiality (which shall terminate in accordance with Section 8)) shall automatically terminate and be superseded by the provisions of the Preferred Equity Documentation (and solely applicable to the Issuer) upon the execution thereof, and you shall automatically be released from all liability in connection therewith at such time. For the avoidance of doubt, the information provisions set forth in the second sentence of Section 2 hereof shall survive until the Closing Date. You may terminate the Commitment Parties’ commitments hereunder at any time subject to the provisions of the preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and the Closing Letter by returning to us executed counterparts of this Commitment Letter and of the Closing Letter not later than 11:59 p.m., New York City time, on July 13, 2020. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence, unless we shall, in our sole discretion, agree to an extension. Unless we shall, in our sole discretion, agree to an extension, this Commitment Letter and the commitments hereunder shall automatically terminate on the date that is the earliest of (a) the Closing Date, (b) five business days following the “Termination Date” (as defined in the Acquisition Agreement as in effect on the date hereof) and (c) after execution of the Acquisition Agreement and prior to the consummation of the Acquisition, the date of a valid termination of the Acquisition Agreement by you (or your affiliates) or with your (or your affiliates’) written consent (other than with respect to provisions therein that expressly survive termination); provided that the termination of any commitment pursuant to this sentence does not prejudice your rights and remedies in respect of any breach of this Commitment Letter.

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Privileged & Confidential

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

HPS INVESTMENT PARTNERS, LLC

By:	/s/ Shant Babikian
Name: Shant Babikian
Title: Managing Director

Privileged & Confidential

Accepted and agreed to as of the date first above written:

DAYLIGHT BETA INTERMEDIATE CORP.

By:	/s/ Vahe Dombalagian
Name:	Vahe Dombalagian
Title:	Vice President

Privileged & Confidential

EXHIBIT A

Project Dawn

Equity

Transaction Summary

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter (the “Commitment Letter”) to which this Exhibit A is attached or in Exhibits B, or C thereto.

Daylight Beta Intermediate Corp. a Delaware corporation (the “Issuer”), a newly created entity formed at the direction of Madison Dearborn Partners, LLC (“MDP”) and its controlled affiliates and associated funds (together with MDP, collectively, the “Sponsor”), through one or more of its subsidiaries, intends to acquire (the “Acquisition”), directly or indirectly, all of the issued and outstanding equity interests of Benefytt Technologies, Inc., a Delaware corporation (the “Company”), pursuant to the Acquisition Agreement defined below. In connection therewith, it is intended that:

(a) The Sponsor and certain other investors designated by the Sponsor (together with the Sponsor, collectively, the “Investors”) will directly or indirectly contribute, or have contributed, to the Issuer an aggregate amount of equity (exclusive of the Preferred Stock and otherwise in the form of common equity (as modified in accordance with paragraph 2 of Exhibit C) or through roll over, direct or indirect issuance to or acquisition by any existing shareholders, board members and/or management of the Company (the “Equity Contribution”)) in an aggregate amount that, when taken together with the aggregate amount of all equity rolled over, issued directly or indirectly to, or otherwise directly or indirectly acquired by, in each case, any existing equity holder of the Company, board members and/or management of the Company, if any (collectively, the “Other Equity”), is not less than 60% of the sum of (i) the initial aggregate liquidation preference of the Preferred Stock issued on the Closing Date plus (ii) the aggregate principal amount of the Senior Credit Facilities funded on the Closing Date plus (iii) the Equity Contribution and the Other Equity minus (iv) the aggregate amount of cash on hand at the Issuer and its subsidiaries on the Closing Date immediately after giving effect to the consummation of the Transactions; provided, that the Sponsor shall directly or indirectly own at least 50.1% of the voting equity interests of the Parent immediately following the consummation of the Transactions.

(b) Pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof (together with the exhibits and disclosure schedules thereto, as amended, modified, supplemented or waived from time to time, the “Acquisition Agreement”), by and among Daylight Beta Parent Corp., a Delaware corporation (“Holdings”), Daylight Beta Corp., a Delaware corporation (“Merger Sub”), and the Company, Merger Sub will commence a cash tender offer (the “Offer”) to acquire the outstanding shares of Class A Common Stock and Class B Common Stock of the Company, and, following the consummation of the Offer, on the Closing Date, Merger Sub shall be merged with and into the Company (such merger, the “Merger”), with the Company surviving the Merger as the surviving corporation, becoming a wholly-owned subsidiary of Holdings.

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(c) On the Closing Date, the Issuer will issue 87,500 shares of a single class of non-convertible Series A Preferred Stock of the Issuer (the “Preferred Stock”) in an aggregate initial liquidation preference amount of $ 87,500,000 million, as described in Exhibit B to the Commitment Letter.

(d) On the Closing Date, the Company will establish senior secured credit facilities in an aggregate principal amount of up to $207.5 million, comprised of a senior secured term loan facility and a senior secured revolving credit facility (the “Senior Credit Facilities”) and that certain Credit Agreement, dated as of June 5, 2019, as amended, supplemented or otherwise modified from time to time, by and among, inter alios, the Company, Health Plan Intermediaries Holdings, LLC (a subsidiary of the Company) (the “Borrower”), and Bank of America, N.A., as administrative agent (the “Existing Credit Facility”, will be either (i) repaid in full using proceeds from the Senior Credit Facilities, with all commitments thereunder terminated and any security interests or guaranties in connection therewith terminated or released (other than letters of credit which have been backstopped, cash collateralized or “grandfathered” into the Senior credit Facilities) or (ii) amended and restated to provide for the Senior Credit Facilities.

(e) The proceeds of the Equity Contribution, the Preferred Stock and cash on hand at the Company and its subsidiaries on the Closing Date will be applied to pay the purchase price to consummate the Acquisition, to effect the Acquisition (including the Offer and the Merger) and to pay the fees, premiums, expenses and other transaction costs incurred in connection with the foregoing (the “Transaction Costs”).

The transactions described above are collectively referred to herein as the “Transactions.” For purposes of the Commitment Letter “Closing Date” shall mean the date of (i) the satisfaction or waiver of the Exclusive Funding Conditions, (ii) the issuance and purchase of the Preferred Stock, (iii) the execution of the definitive documentation for, and the funding of, the Senior Credit Facilities and the refinancing or amendment and restatement in connection therewith, (iv) the consummation of the Offer and (v) the consummation of the Merger and the Acquisition.

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EXHIBIT B

PROJECT DAWN

SUMMARY OF PRINCIPAL TERMS AND CONDITIONS

Preferred Stock

Set forth below is a summary of the principal terms and conditions for the Preferred Stock. Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the commitment letter (the “Commitment Letter”) to which this Exhibit B is attached or in Exhibits A or C attached thereto.

Preferred Stock to be Purchased:	87,500 shares of a single class of non-convertible Series A Preferred Stock of the Issuer (the “Preferred Stock”), with an initial liquidation preference of $1,000 per share and an aggregate initial liquidation preference of $87.50 million.

Issuer	Daylight Beta Intermediate Corp., a Delaware corporation (“Issuer”).

Purchaser:	HPS, together with its affiliates and any funds, entities, investors or accounts that are managed, sponsored, administered, advised or identified by HPS (collectively, the “HPS Investors”) will purchase the Preferred Stock.

Closing:	Concurrently with the consummation of the Transactions, provided that the Exclusive Funding Conditions are satisfied (the “Closing Date”).

Voting:	The Preferred Stock shall be voting stock that is entitled to vote on the election of Issuer’s directors, and shall represent [ 🌑 ]%[1] of the aggregate voting stock of Issuer entitled to vote on the election of directors.

Dividends:	The Preferred Stock shall accrue dividends (the “Dividends”) on the then current aggregate liquidation preference of the Preferred Stock from time to time at the Dividend Rate (as defined below), based on the actual number of days elapsed over a 360-day year and shall be payable semi-annually in arrears on each dividend payment date by capitalizing such Dividends and adding it to the then outstanding liquidation preference of the Preferred Stock. The Issuer will have the option (the “Cash-Pay Option”), in respect of any dividend payment date for the Preferred Stock to pay up to all of the Dividends accrued on the Preferred Stock during the 6 month period ending on such dividend payment date in cash in lieu of capitalizing such Dividends and adding it to the then outstanding liquidation preference of the Preferred Stock. Notice of the Issuer’s election to exercise the Cash-Pay Option shall be given not less than 30 days prior to the date on which such Dividends are due to be capitalized.

[1]

NTD: to be more than 25% of the greater of (x) the percentage of board seats of the GP of the Partnership appointed by HPS and (y) HPS’ aggregate economic percentage interest in the Partnership, such that the redemption of the preferred results in a more than 20% decrease in HPS’ aggregate direct and indirect voting interests in the Issuer.

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“Dividend Rate” means 12.5% per annum, from the Closing Date to the eight year anniversary of the Closing Date, increasing by 1.00% per annum on the eight year anniversary of the Closing Date and an additional 1.00% per annum on each anniversary of the Closing Date thereafter.

Maturity:	None - perpetual.

Ranking:	The Preferred Stock will rank senior as to liquidation and distribution rights with respect to the common equity and any other equity capital of the Issuer. The Preferred Stock will be structurally subordinated to the Senior Credit Facilities.

Use of Proceeds:	The proceeds of the Preferred Stock will be used by the Issuer on the Closing Date, together with the proceeds of the Equity Contribution, proceeds of the Senior Credit Facilities and certain cash available on the balance sheet of the Company and its subsidiaries, to finance the Transactions, pay fees and expenses incurred in connection therewith and fund cash to the balance sheet of the Issuer or the Company for general corporate purposes and working capital needs.

Conditions to Initial Purchase:	Subject to the Certain Funds Provision, the issuance and purchase of the Preferred Stock on the Closing Date will be subject only to the Exclusive Funding Conditions.

Redemption:	The Preferred Stock shall be redeemable at the option of Issuer at any time, in whole or in part, at a redemption price (the “Redemption Price”) in cash, equal to the greater of (i) 1.30x the initial liquidation preference of the Preferred Stock being redeemed (for the avoidance of doubt, with no adjustment made to such initial liquidation preference in respect of Dividends whether in the form of cash payments, capitalized or accrued and unpaid) minus all Dividends on such Preferred Stock previously paid in cash, and (ii) the then current liquidation preference of the Preferred Stock plus all accrued and unpaid Dividends on the Preferred Stock since the most recent dividend payment date through the redemption date. If the Issuer exercises its election for a partial redemption of the Preferred Stock, it must redeem an amount of Preferred Stock then outstanding such that the Redemption Condition (for this purpose, substituting 20% for 10%) is satisfied for such redemption and would be satisfied for any subsequent redemption of the remaining Preferred Stock outstanding after such redemption.

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Change of Control/IPO:

Upon the occurrence of a Change of Control or IPO (to be defined to include a direct listing), the Issuer will be required to offer to redeem all of the Preferred Stock at the then current Redemption Price.

Change of Control will be defined consistent with the Senior Credit Facilities.

Documentation:	The documentation (the “Preferred Stock Documentation”) relating to the issuance of the Preferred Stock and other related matters, will be based on, and no less favorable to Issuer than, the documentation for the Senior Credit Facilities, as applied to the covenants applicable to the Company and its subsidiaries, except as otherwise provided herein, and will include, without limitation, the purchase agreement, certificate of designation of the Issuer under which the Preferred Stock will be issued and an Investor Rights Agreement, the terms of which, except as set forth herein, will be based on the corresponding documentation related to the Preferred Units of NFP Ultimate Holdings, LLC (the “Precedent Preferred”), as modified for preferred equity issued by a corporation; provided that the issuance and purchase of the Preferred Stock on the Closing Date will be subject only to the Exclusive Funding Conditions.

Representations and Warranties:	Representations and warranties to be set forth in the Purchase Agreement consistent with ones in the purchase agreement for the Precedent Preferred as modified; (i) for an issuance of preferred equity securities in a manner consistent with the Precedent Preferred and (ii) with respect to the sanctions rep, to include a five year lookback.

Covenants:

Affirmative covenants no less favorable to the Issuer than those contained in the documentation for the Senior Credit Facilities, as applied to the Company and its subsidiaries, and otherwise consistent with the Precedent Preferred and limited to (i) company existence, (ii) payment of taxes and the covenants described below under “Tax Provisions”, (iii) compliance with laws, (iv) use of proceeds, (v) Anti-Corruption Laws (vi) delivery of notices and information promptly after delivered to lenders under the Senior Credit Facilities, and (vii) “Access to Information” below.

Negative covenants no less favorable to the Issuer than those contained in the documentation for the Senior Credit Facilities, as applied to the Company and its subsidiaries, and otherwise consistent with the Precedent Preferred and limited to: limitations on the incurrence of indebtedness and the issuance of disqualified stock by Issuer and on preferred stock by any restricted subsidiaries of Issuer; limitations on restricted payments (including dividends and other distributions in respect of equity and equity repurchases); limitations on affiliate transactions; limitations on asset sales; limitations on investments;

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limitations on mergers, consolidations and sale of all or substantially all assets; limitations on business activities; limitations on dividend and other payment restrictions affecting subsidiaries (consistent with the Precedent Preferred); and limitations (through a customary passive holding company covenant consistent with the Precedent Preferred) on the activities of the Issuer (where applicable, substantially consistent as applied to the Company, and its restricted subsidiaries, with those contained in the documentation for the Senior Credit Facilities, with, solely in the case of the “asset sales” and “investments” covenants, a 25% cushion for dollar based baskets) modified as follows:

i.

Prohibition on (A) the incurrence of indebtedness by the Issuer or any of its subsidiaries, other than the Company and its subsidiaries (the “Holding Companies”) (and the Company, which is the direct parent of the Borrower, may provide a guaranty of any indebtedness permitted to be incurred by the Borrower and its restricted subsidiaries under the Senior Credit Facilities), (B) the incurrence by the Company and its subsidiaries of additional indebtedness, in an amount such that, following such incurrence and after giving pro forma effect to such incurrence, the Consolidated Total Net Leverage Ratio (to be defined in a manner consistent with the Senior Credit Facilities; provided that if such term is defined on a “net” basis in the Senior Credit Facilities, the “netting” of any unrestricted cash shall be capped at an amount not to exceed $25.0 million in the period prior to the first anniversary of the Closing Date; and thereafter shall be uncapped) of the Company and its subsidiaries shall not exceed 3.00:1.0 (which ratio shall increase to 3.50:1.00 if the Company has achieved a Contract Asset Balance of not less than $300.0 million as of the end of any fiscal quarter, of which not less than $200.0 million of such Contract Asset Balance must be attributable to Medicare Advantage policies), other than with respect to draws under a revolving credit facility in an amount not to exceed $65.0 million and customary “non-dollar” baskets no less favorable than the Senior Credit Facilities, and (C) the issuance of preferred stock by the Holding Companies, the Company and its subsidiaries (other than the issuance of the Preferred Stock);

“Contract Asset Balance” means, as of any date, the aggregate value of cash payments due to, but not yet received by, the Company and its subsidiaries in connection with all policies sold on behalf of insurance carriers, including but not limited to, all current and future cash flows associated with first year and renewal commissions, net of any commissions due to external producers in respect of such policies.

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	ii.	Prohibition on the Sponsor and its affiliates acquiring or holding more than 25% of any tranche of indebtedness of the Issuer or any of its subsidiaries (other than subordinated intercompany indebtedness among the Company and its subsidiaries) (other than purchases by any affiliate that is a bona fide debt fund affiliate or any debt that is purchased and immediately contributed to the Company for cancellation);

	iii.	There will be no baskets or other capacity for direct or indirect restricted payments by the Issuer (and payments by Subsidiaries will solely be restricted to the extent they are made with respect to the direct or indirect equity interests of the Issuer, which, for the avoidance of doubt, will allow any such Subsidiaries to make payments to the Issuer and any of its Subsidiaries) other than for management equity repurchases subject to dollar limitations to be agreed (“Permitted Management Equity Buybacks”); and

	iv.	Each of the Holding Companies will not be permitted to own any assets or engage in any business other than the direct or indirect ownership of, in the case of the Issuer, 100% of the equity capital of the Company (which indirect ownership the Issuer shall at all times maintain).

Remedies / Trigger Events:	Upon the occurrence and during the continuation of a “Trigger Event” (defined as (i) a breach by Issuer or its subsidiaries of Issuer’s payment or distribution obligations, (ii) certain bankruptcy or insolvency events, (iii) a breach by Issuer or its subsidiaries of the affirmative and negative covenants with respect to the Preferred Stock described herein and (iv) the failure of Issuer to honor its obligations set forth under “Exit Demand” below (the Trigger Events referred to in items (i), (ii) and (iv) above referred to as the “Fundamental Trigger Events”), in each case subject to the appropriate grace periods and materiality thresholds, and in any event, to the extent applicable, no less favorable to the Issuer than the corresponding events of default in the Senior Credit Facilities, as applied to the Company and its subsidiaries), the then applicable Dividend Rate will increase by a rate (the “Default Rate”) of 2.00% per annum upon the occurrence and during the continuance of such Trigger Event, and increase further by an additional 0.50% per annum on each 6th month anniversary of the occurrence of such Trigger Event, in each case until such Trigger Event has been cured or waived (whereupon the Default Rate shall no longer apply unless and until another Trigger Event shall occur); provided that in no event shall the Default Rate exceed 3.00% per annum for breaches of the affirmative covenants and 7.50% per annum for breaches of the negative covenants (it being understood that there shall be no cap on the Default Rate for any Fundamental Trigger Event).

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Exit Demand:	The Purchaser will have the right to compel a sale or initial public offering of the Issuer in a manner substantially consistent with the provision set forth in Section 13.3 of the LLC Agreement for the Precedent Preferred, as modified (i) such that the right is available to the Purchaser beginning on the 10th anniversary of the Closing Date and (ii) to permit the Purchaser to compel an initial public offering in lieu of a sale of the Issuer.

Transfers:	The Purchaser shall not transfer or assign its rights or interests in the Preferred Stock without the consent of the Issuer (in its sole discretion); provided that such consent shall not be required: (i) for transfers to affiliates of a Purchaser, (ii) for pledges of the Preferred Stock pursuant to a fund credit facility or other leverage facility or (iii) upon the occurrence of and during the continuance of, a Fundamental Trigger Event; provided, that, no transfers shall be made to (a) those persons that are competitors of the Issuer, the Borrower or any of their respective subsidiaries to the extent separately identified by the Issuer to the Purchaser from time to time, including any such entity’s affiliates that are identified as such from time to time or those that are clearly identifiable on the basis of their name or (b) those financial institutions and other persons to the extent separately identified by the Issuer or the Sponsor to the Purchaser in writing prior to the date of the Commitment Letter or after the date of the Commitment Letter with the consent of the Purchaser, including any such entity’s affiliates that are identified as such from time to time or those that are clearly identifiable on the basis of their name (collectively, the “Disqualified Holders”).

Indemnification / Expense Reimbursement:	If the Closing Date occurs, Purchaser to be reimbursed for all reasonable and documented out-of-pocket expenses, reasonable fees, third party due diligence expenses and legal documentation expenses related to the Preferred Stock.

Access to Information:	The Purchaser and each of its affiliates shall receive, with respect to each of Issuer and its subsidiaries, monthly (if available) and quarterly unaudited financial statements, audited annual financial statements, annual budget, and other financial and operational information, including (but not limited to) information provided to the representatives under the senior credit facilities then in effect. The Purchaser may share the foregoing information with their respective investors, lenders, limited partners, affiliates, directors, officers, employees and their respective counsel, consultants and advisors (including rating agencies) on a confidential basis.

Tax Provisions:	From and after the Closing Date, the Issuer will be treated as a C corporation for U.S. federal income tax purposes and will not take any action that would cause it not to be a C corporation for U.S. federal income tax purposes or could otherwise cause any holder of the Preferred

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Stock to own an interest in an entity that is not a C corporation for U.S. federal income tax purposes, in each case without the consent of the Purchasers, which consent may be withheld in a Purchaser’s sole discretion.

Parties to include provisions reflecting their intent that (i) the Preferred Stock is intended to be treated as equity (and not debt) for U.S. federal income tax purposes, (ii) holders of Preferred Stock shall not be required to include in income as a dividend for U.S. federal income tax purposes any amounts in respect of the Preferred Stock unless and until such dividends are declared and paid in cash, and (iii) any redemption of the Preferred Stock from a holder thereof, whether in part or in full, qualifies as a sale or exchange of such Preferred Stock and not as a distribution for U.S. federal income tax purposes (provided, in the case of this clause (iii), such redemption results in a reduction of more than 10% of such holder’s percentage vote of the Issuer, measured for this purpose as the sum of (a) the percentage of the aggregate voting stock of the Issuer held directly by such holder plus (b) the product of (A) 100% minus the percentage described in clause (a), and (B) the greater of (x) the percentage of board seats of the general partner of Daylight Beta Holdings, LP. (the “Partnership”) appointed or deemed appointed by such holder and (y) such holder’s aggregate economic percentage interest in the Partnership (the “Redemption Condition”)), and the Issuer will, and will cause any paying agent or other agent of the Issuer to, report consistently with, and take no positions or actions inconsistent with (including on any IRS Form 1099 or any other information return), the intended tax treatment set forth in the preceding clauses (i) through (iii) (including by way of withholding) unless otherwise required by a change in law or a final determination of a taxing authority, in each case, which is binding on the Issuer. If the Issuer proposes to treat any redemption of the Preferred Stock that does not satisfy the Redemption Condition as a distribution for U.S. federal income tax purposes, the Issuer shall provide notice to the holder at least ten (10) business days prior to such redemption and shall cooperate with the holder in good faith to seek to cause such redemption to qualify as a sale or exchange and not as a distribution for U.S. federal income tax purposes.

The Issuer shall (a) provide to any Purchaser, as soon as reasonably practicable and no later than fifteen (15) business days of such holder’s written request, (i) a certification that the Preferred Stock does not constitute a “United States real property interest”, in accordance with Treasury Regulations Section 1.897-2(h)(1) or (ii) notification of its legal inability to provide the certification described in the preceding clause (i), and (b) in connection with the provision of any certification pursuant to the preceding clause (a)(i), comply with the notice provisions set forth in Treasury Regulations Section 1.897-2(h). In the event the Issuer becomes

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aware of any facts or circumstances that could reasonably be expected to cause it to become a “United
States real property holding corporation”, the Issuer shall use its commercially reasonable efforts to promptly notify the Purchasers.

The Issuer shall use commercially reasonable efforts to provide any information reasonably requested by the Purchasers and necessary to enable the Purchasers to comply with their U.S. federal income tax reporting obligations, including, but not limited to, a determination of the amount of the Issuer’s current and accumulated earnings and profits in any taxable year where such determination is relevant to determining the amount (if any) of any distribution received by the Purchasers from the Issuer that is properly treated as a dividend for U.S. federal income tax purposes.

Applicable Law:	New York.

Counsel to the Purchaser:	Latham & Watkins LLP

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EXHIBIT C

Project Dawn

Preferred Stock

Conditions

The purchase of the Preferred Stock shall be subject solely to the satisfaction or waiver by the Commitment Parties of the following conditions (subject to the Certain Funds Provision). Capitalized terms used but not defined in this Exhibit C have the meanings set forth in the letter to which this Exhibit C is attached or in Exhibits A, or B thereto.

1. Subject to the Certain Funds Provision, the Issuer shall have executed and delivered the Preferred Equity Documentation consistent with the Commitment Letter and the Preferred Term Sheet and the Purchaser shall have received: customary closing officer’s (certifying as to resolutions, organizational documents and incumbency) and good standing (of the jurisdiction of organization of the Issuer) certificates and customary legal opinions.

2. The Acquisition shall be consummated in all material respects pursuant to the Acquisition Agreement (for the avoidance of doubt, the Commitment Parties are satisfied with the Acquisition Agreement dated the date hereof) substantially concurrently with the purchase of the Preferred Stock without giving effect to any amendments or modifications to the provisions thereof or express waivers or consents thereto that, in each case, are materially adverse to the interests of HPS Investors (in their capacity as Purchasers) without the consent of the HPS Investors, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that (i) any of the following decreases in the Offer Price (as defined in the Acquisition Agreement as in effect on the date hereof) shall be deemed not to be materially adverse to the interests of the HPS Investors (x) decreases of less than 15.0% in the aggregate and (y) decreases to the extent they are applied first, to reduce the Equity Contribution to a percentage not less than the minimum percentage set forth in clause (a) of Exhibit A and second, to reduce the amount of the Preferred Stock and the Equity Contribution on a pro rata basis, (ii) any increase in Offer Price for the Acquisition shall be deemed not to be materially adverse to the interests of HPS Investors so long as funded with common equity proceeds and (iii) any adverse modification to the definition of Company Material Adverse Effect without the prior written consent of HPS Investors (such consent not to be unreasonably withheld, delayed or conditioned) shall be deemed to be materially adverse to the interests of HPS Investors); provided that in each case the Commitment Parties shall be deemed to have consented to such modification, amendment, waiver or consent unless they shall object thereto within three (3) business days of receipt of written notice of such modification, amendment, consent or waiver.

3. After the date of the Acquisition Agreement and prior to the Offer Acceptance Time (as defined in the Acquisition Agreement), there shall not have occurred any Change (as defined in the Acquisition Agreement) that, individually or taken together with any other Changes, has had or would reasonably be expected to have a Company Material Adverse Effect; provided, this condition shall deemed satisfied at the Offer Acceptance Time (as defined in the Acquisition Agreement).

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4. So long as requested at least ten (10) business days prior to the Closing Date, the Purchasers shall have received, at least three (3) business days prior to the Closing Date, all documentation and other information with respect to the Issuer that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

5. Payment of all fees and expenses earned, due and payable to HPS and the HPS Investors required to be paid on the Closing Date under the Preferred Equity Documentation for which invoices have been received at least three (3) business days in advance (which amounts may be offset against the proceeds of the Preferred Stock) shall have been made (or shall be made substantially contemporaneously with the issuance and purchase of the Preferred Stock).

6. The Specified Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects; provided, the accuracy of the Specified Acquisition Agreement Representations shall deemed satisfied at the Offer Acceptance Time.

7. Prior to, or substantially concurrently with the purchase of the Preferred Stock contemplated by the Commitment Letter, the Equity Contribution shall have been consummated substantially in the manner described in Exhibit A to the Commitment Letter.

8. Prior to, or substantially concurrently with the purchase of the Preferred Stock contemplated by the Commitment Letter the Existing Credit Facility will be either (i) repaid in full, with all commitments thereunder terminated and any security interests or guaranties in connection therewith terminated or released (other than letters of credit which have been backstopped, cash collateralized or “grandfathered” into the Senior credit Facilities) or (ii) amended and restated to provide for the Senior Credit Facilities.

9. The Borrower shall have delivered to the Purchasers (i) if the Closing Date occurs after August 15, 2020, the unaudited consolidated balance sheet of the Company and its subsidiaries as of the end of the fiscal quarter ended June 30, 2020 and the related unaudited consolidated statements of income or operations and cash flows of the Company and its subsidiaries for such fiscal quarter and the then elapsed portion of the fiscal year of the Company, (ii) if the Closing Date occurs after November 15, 2020, the unaudited consolidated balance sheet of the Company and its subsidiaries as of the end of the fiscal quarter ending September 30, 2020 and the related unaudited consolidated statements of income or operations and cash flows of the Company and its subsidiaries for such fiscal quarter and the then elapsed portion of the fiscal year of the Company and (iii) if the Closing Date occurs after August 15, 2020, a pro forma consolidated balance sheet of the Company and its subsidiaries as of the date of the most recent financial statements required to be delivered pursuant to clause (i) or (ii) of this paragraph 8 after giving effect to the Transactions (which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase or recapitalization accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R))). The financial statements described in clause (i) and (ii) will be deemed delivered (and this condition shall be deemed satisfied) when such financial statements are filed by the Company on Form 10-Q with the SEC.

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